EXHIBIT 10.2

THIS RESTATEMENT TO THE 11th JUNE 2012 EMPLOYMENT AGREEMENT is made this 22nd day of October 2013

(1)	COCA-COLA ENTERPRISES LIMITED (registered in England No. 27173) (the “Company”), whose registered office is at Enterprises House, Uxbridge, Middlesex

and

(2) Manik Jhangiani ("You")

WHEREBY IT IS AGREED as follows:

1.	Term of Appointment

(A)	Your employment under this restated Agreement shall start on 1st November 2013.

(B)	You shall serve as Senior Vice President, Chief Financial Officer of Coca-Cola Enterprises, Inc., or in such other capacity of a like status as the Board or the Company may reasonably require.

2.	Powers and Duties

(A)
You shall exercise such powers and perform such duties consistent with your status in relation to the business of the Company or any Associated Company as may from time to time be assigned to you by the Chief Executive Officer. You shall comply with all directions from the Chief Executive Officer and whatever codes, policies, procedures and rules that the Company may introduce which may apply to your employment. You shall report to the Chief Executive Officer (or whichever person he or she nominates), who may change your reporting line at any time or insert additional tiers of management above you.

(B)	You must:

(i)	promote and protect the interests and reputation of the Company and its Associated Companies;

(ii)	perform your duties in a professional and co-operative manner;

(iii)
promptly disclose to the Board any information which comes into your possession which may materially adversely affect the Company or its Associated Companies, including any information about another employee’s plans to resign and/or compete with the Company or its Associated Companies;

EXHIBIT 10.2

(iv)
promptly disclose to the Board any material breach by the Company or its Associated Companies of any legal obligation, any material financial mismanagement or any other malpractice within such entities that comes to your attention;

(v)	keep the Chief Executive Officer fully informed of your business-related activities and give whatever information and explanations that are requested of you;

(vi)	conduct your personal and working life in a way that does not damage or risk damaging your own or the Company’s or its Associated Companies reputations; and

(vii)	comply with all Company policies and procedures including, without limitation, the Company’s Code of Business Conduct.

(C)
Your normal place of work shall be the Company’s offices in Uxbridge, UK, although you will be required to travel to the United States and other countries around the world in order to fulfill your responsibilities. Further, the Company reserves the right to change this location to any other location within the United Kingdom or worldwide.

3.	Salary

(A)
You shall be paid an annual salary of £325,000, which is currently paid at every four weeks. This annual salary is inclusive of any fees due you from the Company or any Associated Company for your service as an officer or director of such entity.

(B)	The Compensation Committee shall review, but shall not be obliged to increase, the salary payable under this Agreement each year.

(C)	The Company reserves the right to deduct from your salary or any other sums due to you any payments due from you to the Company.

4.	Pensions

(A)
You are entitled to be a member of the Pension Plan subject to the rules of the Pension Plan. Changes in the rules of the Pension Plan will be notified to you in writing. Your contributions to the Pension Plan will be deducted from your salary.

(B)	A contracting out certificate is in force in respect of your employment under this Agreement.

EXHIBIT 10.2

5.	Car

The Company shall provide for you (subject to you being qualified to drive) a car or alternatively a cash allowance in accordance with its Car Policy in place at the time. You shall abide by the terms of this policy, take good care of the car, procure that the provisions of any policy of insurance are observed and return the car, clean and in good repair to the Company's registered office immediately upon the termination of your employment.

EXHIBIT 10.2

6.	Sickness

Subject to compliance with the Company’s Attendance Management Policy and the Sick Leave guidance as published on the Company’s intranet site, you will be eligible to receive sick pay in line with Company policy in operation at that time inclusive of any Statutory Sick Pay payable to you.

7.	Other Benefits

The following benefits currently apply to you. The Company, however, reserves the right to withdraw, alter or replace any of these benefits. In such circumstances, there shall be no obligation on the Company to replace any benefit with an equivalent or indeed any other benefit.

(A)	Management Incentive Plan

You shall be eligible to participate in the Coca-Cola Enterprises, Inc. Executive Management Incentive Plan, subject to the rules of such Plan and the determinations made by the Compensation Committee.

(B)	Long-Term Incentive Plan

You shall be eligible to participate in the Coca-Cola Enterprises, Inc. Long-Term Incentive Program, under which all award grants are made at the sole discretion of the Compensation Committee.

(C)	Share Plan

You shall be eligible, at the Company’s discretion, to participate in the CCE UK Share Plan, subject to the rules of such Plan.

(D)	Healthcare and Health Assessments

The Company will cover you and your family (spouse and dependent children) under a private medical insurance scheme, subject to the rules and terms and conditions of such scheme. You are also entitled to regular medicals in accordance with the provisions published on the Company’s intranet site. The Company may discontinue, replace or change the current medical scheme(s) (and any replacement schemes) at any time.

(E)	Life Assurance and Accident Insurance

If you are, or choose to become, a contributing member of the CCE Pension Plan, the Company will provide you with death in service cover equal to four times basic salary subject to the rules and terms and conditions of such cover. However, if you decline to

EXHIBIT 10.2

join the Pension Plan, the life assurance cover will be equal to one times gross earnings in the 12 months before death.

The Company will also provide you with 24 hour worldwide accident cover in accordance with Company policy in operation at that time, subject to the rules and terms and conditions of such cover.

(F)	Options Benefit

You will be entitled to benefit from the Company’s Options Flexible Benefit Scheme, subject to the rules of such Scheme.

(G)	Financial Planning and Advice

The Company will provide you with financial planning and advice on an annual basis up to a maximum cost of the lesser of 3% of basic salary or £5,000. You may use your own advisor to provide this service and the Company will reimburse you via the expenses policy in operation at that time. It is your responsibility to ensure that you disclose the value of this taxable benefit to HMRC so that they can include this in the valuation of your benefit in kind taxation.

(H)	Expenses

The Company shall reimburse to you out-of-pocket expenses which you may from time to time incur in the proper performance of your duties under this Agreement subject to the rules of its Travel and Expenses Policy as may from time to time be in force.

8.	Holidays

(A)
Your annual holiday entitlement is 27 days plus 8 public holidays. The holiday year runs from 1 January to the following 31 December and, except as otherwise provided under the Company’s policy or applicable law, holiday must be taken during that period and at times agreed with your superior.

(B)
On leaving the Company you will be paid salary equivalent to unused accrued holiday entitlement or required to repay any holiday in excess of your accrued entitlement in either case, at the daily rate of 1/260 of your basic annual salary.

9.	Directors’ & Officers’ Liability Insurance

Directors’ and officers’ liability insurance will be maintained for you in respect of those liability that you may incur as an officer of Coca-Cola Enterprises, In. and any Associated Company. The risks covered and the time limitations shall be subject to the terms of the applicable policy, as amended from time to time. A copy of the policy is available from the Corporate Secretary of Coca-Cola Enterprises, Inc.

EXHIBIT 10.2

10.	Intellectual Property

(A)	It shall be part of your normal duties at all times:

(i)
to consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company, or any Associated Company, with which you are concerned or for which you are responsible might be improved;

(ii)	promptly to give to the Secretary of the Company full details of any invention or improvement which you may from time to time make or discover in the course of your duties: and

(iii)
to further the interests of the Company's undertaking. Subject to the Patents Act 1977, the Company shall be entitled free of charge to the sole ownership of any such invention or improvement and to its exclusive use.

(B)
You shall immediately, both during your employment and afterwards at the request and cost of the Company apply for and execute and do all such documents, acts and things as may in the opinion of the Company be necessary or conducive to obtain letters patent or other protection for any such invention or improvement in any part of the world and to vest such letters patent or other protection in the Company or its nominees.

(C)
You acknowledge and agree that any work created or developed by you (whether alone or jointly) during your employment by the Company will belong to the Company if it is capable of exploitation by the Company in the normal course of its business, or is so created or developed during the course of or in connection with your employment by the Company.

(D)
To the extent that they do not vest automatically, you assign to the Company all copyright, design rights and other intellectual property rights in any such work and undertake to do anything reasonably required to ensure that such rights belong to or are assigned to the Company and to assist the Company in protecting or maintaining them.

(E)
You hereby irrevocably authorize the Company for the purposes of the intellectual property provisions of this Agreement to make use of your name and to sign and to execute any documents or do anything on your behalf (or where permissible to obtain the patent or other protection in its own name or in that of its nominees).

EXHIBIT 10.2

(F)
You shall not knowingly do anything to imperil the validity of any patent or protection or any application of the patent but shall at the cost of the Company render all possible assistance to the Company, or any Associated Company, both in obtaining and in maintaining such patent or other protection.

(G)
You shall not either during your employment or afterwards exploit or assist others to exploit any invention or improvement which you may from time to time make or discover in the course of your duties or (unless the same shall have become public knowledge) make public or disclose any such invention or improvement or give any information in respect of it except to the Company or as it may direct.

11.	Confidential Information

Except for information which is in the public domain (except as a result of your breach of confidence) or which you are required to disclose by law or regulation, you shall not, either during your employment or afterwards, use to the detriment or prejudice of the Company or any Associated Company or, except in the proper course of your duties during this Agreement, divulge to any person any trade secret or any other Confidential Information which may have come to your knowledge during your employment.

12.	Post-Termination Restrictions

(A)
In order to protect the Company’s and Associated Companies’ confidential information, trade secrets, goodwill customer base, potential customer base, other business connections and stable workforce, you agree to be bound by the restrictions set out below. You will not Directly or Indirectly without the Company’s written consent:

(i)
for the period of 12 months following the Termination Date be engaged in or concerned in any executive, technical or advisory capacity in any business concern which is in competition with the business of the Company or any Relevant Associated Company. This restriction shall not restrain you from being engaged or concerned in any business concern in so far as your duties or work shall relate solely:

(a)	to geographical areas where the business concern is not in competition with the Company or any Relevant Associated Company; or

(b)	to services or activities of a kind with which you were not concerned to a material extent during employment with the Company.

EXHIBIT 10.2

(ii) for the period of 12 months immediately following the Termination Date:
(a) entice away or try to entice away from the Company or any Associated Company any Key Person; or
(b) employ or enter into partnership or association with or retain the services (or offer so to do) of any Key Person.

(B)
The parties to this Agreement agree that each of the clauses of this Agreement is separate and severable and enforceable accordingly and if any of the clauses shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if part of the wording therefore was deleted, they shall apply such modifications as may be necessary to make them valid and effective.

(C)
Any period of restriction set out above will be reduced by one day for every day during the notice period which the Company required you both to remain away from its premises and not to carry out your normal duties.

13.	Restrictions During Employment

During your employment you shall not (unless otherwise agreed in writing by the Company) undertake any other business or profession or be or become an employee or agent of any other company, firm or person or assist or have any financial interest in any other financial interest in any other business or profession. You may, however, hold or acquire by way of bona fide investment only up to 3% of the issued shares of any company listed on any recognized investment exchange for the purpose of investment only, where recognized investment exchange has the meaning given in section 285 of the Financial Services and Markets Act 2000. You may invest in shares or other securities which are not listed or dealt in on any recognized stock exchange with the prior agreement of the Company.

14.	Disciplinary and Grievances

(A)	If you have a grievance relating to your employment, you should raise it directly with the Chief Executive Officer.

(B)
The Company or the Board may suspend you for however long it considers appropriate in order to investigate any aspect of your performance or conduct or to follow disciplinary proceedings. The Company or the Board may attach conditions to any such suspension, and you must comply with any such conditions and co-operate fully with any investigation. During any period of suspension, you would normally receive the same pay and benefits as if you were at work.

15.	Garden Leave

EXHIBIT 10.2

(A)
The Company and the Board reserve the right at any time during any period of notice to require you to remain away from the Company’s or Associated Companies’ premises; to work from home; to carry out special projects outside the normal scope of your duties; not to carry out some of your normal duties; and/or not to carry out any of your normal duties; and the Board may appoint another person to carry out any of your duties at such times.

(B)	If the Company or Board exercises this right, you will receive your basic salary and all benefits to which you are entitled (unless such benefits expressly prohibit such continuation), and you must:

(i)	continue to comply with your implied duties, including those of good faith and fidelity; and

(ii)	continue to comply with the express duties set out in this Agreement, except those from which you are explicitly released by the Company.

16.	Return of Property

(A)
You shall promptly, whenever requested by the Company and in any event upon the termination of your employment, deliver to the Company all items of property that you have in your possession in connection with your employment (including any car, keys, security pass, mobile phone, computer, disks, tapes, and credit cards), lists of customers, correspondence and all other documents, papers and records which may have been prepared by you or have come into your possession or control in the course of your employment, and you shall not be entitled to retain any copies of such property.

(B)
You must delete any documents relating to the Company’s business on any personal computer in your control or possession after having forwarded copies to the Company. You must permit the Company both during and after the termination of your employment access to any computer which you have used in relation to the Company’s business. You must inform the Company of any computer passwords reasonably required by the Company.

17.	Termination of Employment

(A)	Either party may terminate your employment by giving the other party not less than six months’ notice in writing.

(B)	Instead of requiring you to work your notice period (or any remaining part of it), the Company may (at its discretion) choose to terminate your employment immediately

EXHIBIT 10.2

and pay you a sum equivalent to your basic salary only (less appropriate income tax and National Insurance deductions) in lieu of your notice period (or any remaining part of it). The Company will make any such payment as one lump-sum as soon as practicable following your Termination Date.

(C)
The Company shall be entitled by notice in writing to you to terminate your employment under this Agreement with immediate effect (without a payment in lieu of notice) in appropriate circumstances, including but not limited to if:

(i) you materially damage or risk materially damaging your or the Company’s or any Associated Company’s reputation;

(ii) you are guilty of serious misconduct or shall have committed any serious breach or repeated or continued breach (following warning in writing and having refused or failed to remedy accordingly within a reasonable time) or any other serious breach of your obligations under this Agreement.

(D)	Any delay by the Company in exercising any right of termination shall not constitute a waiver of it.

18.	Termination Payment

In the event that the Company terminates your employment other than pursuant to clause 17(C) above, you shall be entitled to a termination payment equivalent to the sum of your annual basic salary at the Termination Date and your then on-target annual bonus, provided that you release (in writing) the Company and its Associated Companies from any legal claims related to your employment and/or your termination. Such payment shall be inclusive of any payment in lieu of notice or any payment in respect of any period of garden leave, or, in the event of your redundancy, under the Company’s redundancy policy, and such payment shall be made within 45 days of the later of your Termination Date or the date on which the release is fully executed by all parties.

19.	Repayment of Incentive Compensation
In the event a two-thirds majority of the independent members of the Board, after permitting you to respond on your own behalf, determines that you engaged in fraud or ethical misconduct that resulted in, or directly contributed to, the restatement of the Company’s financials, the Board may require you to repay some or all of the income realized from the vesting of restricted stock units, performance stock units, the exercise of stock options, or awards under the Executive Management Incentive Plan (collectively referred to as “Incentive Compensation”) if such income is realized in, or within two years of, the year or years affected by the restatement.

EXHIBIT 10.2

Additionally, you shall be subject to repayment of Incentive Compensation as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to you.

20.	Other Agreements

(A)	This Agreement replaces all previous terms and conditions governing your employment with the Company or any Associated Company.

(B)
You acknowledge that there are no agreements or arrangements whether written, oral or implied between the Company or any Associated Company and you relating to your employment, and that you have not entered into this Agreement in reliance on any representation not expressly referred to in this Agreement.

(C)	There are no collective agreements which affect your terms and conditions.

21.	Governing Law

This Agreement shall be governed by and construed under the laws of England and Wales and of the Courts of England and Wales are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

EXHIBIT 10.2

22.	Definitions

In this Agreement: “Associated Company”

means Coca-Cola Enterprises, Inc. and any of its subsidiaries, as well as any other company that is a subsidiary or holding company of the Company or a subsidiary (other than the Company) of a holding company of the Company. In this definition "subsidiary" and "holding company" have the same meanings as in Section 1159 of the Companies Act 2006, as originally enacted.

“Board” “Chief Executive Officer”	means the board of directors of Coca-Cola Enterprises, Inc. means the Chief Executive Officer of Coca-Cola Enterprises, Inc.
“Compensation Committee”	means the Human Resources and Compensation Committee of the Board of Directors of Coca-Cola Enterprises, Inc.

EXHIBIT 10.2

“Confidential Information”
means any confidential information, including but not limited to:

a.    lists of the Company’s actual or potential customers;

b.    details of relationships or arrangements with or knowledge of the requirements of the Company’s actual or potential customers;

c.    details of the Company’s business methods, finances, prices or pricing strategy, marketing or development plans or strategies;

d.    personal information about any of the Company’s directors or employees;

e.    information divulged to the Company by a third party in confidence; and

f.    any information relating to the Company or any of its customers or suppliers which the Company or customer or supplier in question reasonably considers to be confidential.

Confidential Information does not include information which is generally known or easily accessible by the public, unless it is generally known or easily accessible by the public because of a breach of your obligations.

“Customer”

means any Person who at any time during the period of 12 months immediately before the Termination Date was a customer of the Company or any Associated Company:

a. with whom you had material dealings or for whom you had responsibility on behalf of the Company or any Associated Company at any time during that period; or

b. in respect of whom you obtained or otherwise received Confidential Information.

“Directly or Indirectly”	means directly or indirectly on either your own account or in conjunction with or on behalf of any other Person.

EXHIBIT 10.2

“Key Person”
means any individual:

a.    who at the Termination Date and at any time during the period of 6 months immediately before the Termination Date was engaged or employed as an employee, director or consultant of the Company or any Associated Company;

b.    with whom you worked to a material extent or for whom you had managerial responsibility at any time during that period; and

c.    who was employed or engaged in a senior, financial, research, technical, managerial, sales, professional or equivalent capacity.

“Pension Plan”	means the CCE Personal Pension Plan.
“Person”	means individual, firm, company, association, corporation or other organization, however constituted.
“Relevant Associated Company”	means an Associated Company with which you have dealt or for which you have had responsibility during your employment by the Company.
“Termination Date”	Means, for purposes of this Agreement, the date of termination of your employment with the Company.

Signed on behalf of Coca-Cola Enterprises, Ltd.

By /s/ Frank Govaerts                10/22/2013
Frank Govaerts, VP, General Counsel, Europe    DATE

Signed by /s/ Manik Jhangiani            10/22/2013
Manik Jhangiani                    DATE